EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-145349 and 333-188245 of Cascade Microtech, Inc. on Form S-3 and Registration Statement Nos. 333-121964, 333-145353, 333-157058, 333-161297, 333-168692 and 333-188833 of Cascade Microtech, Inc. on Form S-8 of our report dated November 21, 2013 (which report expresses a qualified opinion because of the omission of comparative financial information as required by accounting principles generally accepted in Germany (“German GAAP”) and includes an emphasis-of-matter paragraph relating to the reconciliation of net income and shareholder’s equity from German GAAP to accounting principles generally accepted in the United States of America, discussed in Note VI to the financial statements), related to the financial statements of ATT Advanced Temperature Test Systems GmbH as of and for the year ended October 31, 2012, and appearing in this Current Report on Form 8-K/A of Cascade Microtech, Inc. dated October 1, 2013.

/s/ Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

December 2, 2013